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SEC 2069
(11-01)      POTENTIAL PERSONS WHO ARE TO RESPOND TO THE COLLECTIONS OF
Previous     INFORMATION CONTAINED IN THIS FORM ARE NOT REQUIRED TO
versions     RESPOND UNLESS THE FORM DISPLAYS A CURRENTLY VALID OMB CONTROL
obsolete     NUMBER.
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                  UNITED STATES                         OMB APPROVAL
        SECURITIES AND EXCHANGE COMMISSION       -------------------------------
               WASHINGTON, D.C. 20549            OMB Number:  3235-0167
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                                                 Expires:     October 31, 2004
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                  FORM 15                        Estimated average burden hours
                                                 per response..............1.50
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CERTIFICATION AND NOTICE OF TERMINATION OF REGISTRATION UNDER SECTION 12(g) OF
THE SECURITIES EXCHANGE ACT OF 1934 OR SUSPENSION OF DUTY TO FILE REPORTS UNDER SECTIONS 13 AND 15(d) OF THE SECURITIES EXCHANGE ACT OF 1934.

                                              Commission File Number    33-59960
                                                                        --------

                     SITHE/INDEPENDENCE FUNDING CORPORATION
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             (Exact name of registrant as specified in its charter)

                     335 MADISON AVENUE, NEW YORK, NY 10017
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               (Address, including zip code, and telephone number,
       including area code, of registrant's principal executive offices)

                     SITHE/INDEPENDENCE POWER PARTNERS, L.P.
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             (Exact name of registrant as specified in its charter)

                     335 MADISON AVENUE, NEW YORK, NY 10017
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               (Address, including zip code, and telephone number,
       including area code, of registrant's principal executive offices)

                          7.90% SECURED NOTES DUE 2002
                          8.50% SECURED BONDS DUE 2007
                          9.00% SECURED BONDS DUE 2013
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            (Title of each class of securities covered by this Form)


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             (Titles of all other classes of securities for which a
           duty to file reports under section 13(a) or 15(d) remains)

Please place an X in the box(es) to designate the appropriate rule provisions(s) relied upon to terminate or suspend the duty to file reports:

Rule 12g-4(a)(1)(i)   [ ]                            Rule 12h-3(b)(1)(i)  [X]
Rule 12g-4(a)(1)(ii)  [ ]                            Rule 12h-3(b)(1)(ii) [ ]
Rule 12g-4(a)(2)(i)   [ ]                            Rule 12h-3(b)(2)(i)  [ ]
Rule 12g-4(a)(2)(ii)  [ ]                            Rule 12h-3(b)(2)(ii) [ ]
                                                    Rule 15d-6 --------   [ ]
Approximate number of holders of record as of the certification or notice date:
7.90% SECURED NOTES DUE 2002 - APPROXIMATELY 15 HOLDERS OF RECORD
8.50% SECURED BONDS DUE 2007 - APPROXIMATELY 15 HOLDERS OF RECORD
9.00% SECURED BONDS DUE 2013 - APPROXIMATELY 25 HOLDERS OF RECORD
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THE CLASS OF SECURITIES OF THE ISSUER CONSISTING OF (i) THE 7.90% SECURED NOTES
DUE 2002, (ii) THE 8.50% SECURED BONDS DUE 2007 AND (iii) THE 9.00% SECURED BONDS DUE 2013, IS HELD OF RECORD BY APPROXIMATELY 27 HOLDERS (THERE IS SIGNIFICANT OVERLAP AMONG THE HOLDERS OF THE DIFFERENT SERIES OF SECURITIES).


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Pursuant to the requirements of the Securities Exchange Act of 1934,
Sithe/Independence Funding Corporation has caused this certification/notice to be signed on its behalf by the undersigned duly authorized person.

Date:    October 28, 2002          BY:  /s/ THOMAS M. BOEHLERT
         -----------------             ---------------------------
                                       Name:  Thomas M. Boehlert
                                       Title: Chief Financial Officer and
                                              Senior Vice President


Pursuant to the requirements of the Securities Exchange Act of 1934, Sithe/Independence Power Partners, L.P. has caused this certification/notice to be signed on its behalf by the undersigned duly authorized person.


Date:    October 28, 2002          BY: Sithe/Independence LLC
         -----------------             General Partner


                                       /s/ THOMAS M. BOEHLERT
                                       ------------------------
                                       Name:  Thomas M. Boehlert
                                       Title: Chief Financial Officer and
                                              Senior Vice President

Instruction: This form is required by Rules 12g-4, 12h-3 and 15d-6 of the General Rules and Regulations under the Securities Exchange Act of 1934. The registrant shall file with the Commission three copies of Form 15, one of which shall be manually signed. It may be signed by an officer of the registrant, by counsel or by any other duly authorized person. The name and title of the person signing the form shall be typed or printed under the signature.